                                                                                                                                          Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-152472 and 333-167457) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958, 333-133218, 333-142323, 333-144748, 333-158630 and 333-167975) on Form S-3, and registration statements (Nos. 333-114098 and 333-109114) on Form S-2 of Antares Pharma, Inc. of our report dated March 14, 2011with respect to the consolidated balance sheets of Antares Pharma, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010,  and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Antares Pharma, Inc.

As disclosed in notes 2 and 12 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Accounting Standards Update 2009-13 Revenue Arrangements with Multiple Deliverables, in the third quarter of 2009 with retrospective application to January 1, 2009.

/s/ KPMG LLP

Minneapolis, Minnesota
March 14, 2011